As filed with the Securities and Exchange Commission on September 20, 2018

Registration No. 333-226308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	1700	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 North West Fourth Ring Road

Yingu Mansion Suite 1708

Haidian District Beijing

People’s Republic of China

+86 (10) 8520-5588

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Campbells Corporate Services Limited

Floor 4, Willow House,

Cricket Square

Grand Cayman KY1-9010

Cayman Islands

+1 345 9492648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu Esq.

Hunter Taubman Fischer & Li, LLC

1450 Broadway, Floor 26

New York, NY 10018

Tel: (212) 530-2208

Facsimile: (212) 202-6380 Hunter Taubman Fischer and Li LLC

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Ordinary Shares $0.001 par value		(1)	N/A	$32,383,029.10	$4,032	(4)

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of all ordinary shares of Registrant expected to be issued upon completion of the merger of the Registrant, an exempted company incorporated under the laws of the Cayman Islands and wholly owned subsidiary of China Advanced Construction Materials Group, Inc., a Nevada corporation (“CADC Nevada”), with and into the Registrant.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) and (f) of the Securities Act based upon the product of: (i) 5,488,649 the maximum number of shares of CADC Nevada common stock that may be exchanged in the merger as of July 19, 2018, multiplied by (ii) $5.90, the average of the closing price for shares of CADC Nevada's common stock as reported on the Nasdaq Stock Market on July 18, 2018.

(3)	This fee has been calculated under Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering amount by 0.0001245.

(4)	Previously paid in connection with the initial filing of this registration statement

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

China Advanced Construction Materials Group, Inc. (the “Registrant”) is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form F-4 (File No. 333-226308) as an exhibit-only filing to file exhibits 5.1, 8.1 and 23.2 and restate the list of exhibits set forth in Item 21 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the registration Statement, including the signature page and the exhibit index, and the filed exhibits. The proxy statement/prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud or the consequences of committing a crime. Our articles of association permit indemnification of officers and directors (including former officers and directors) out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

We expect to enter into indemnification agreements with our directors, executive officers and with certain other officers and employees (including officers and employees of its subsidiaries). The indemnification agreements will generally require that we indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee's association with us or another entity where he or she acts or acted as a director or officer or in a similar capacity at our request, if the indemnitee acted honestly and in good faith with a view to the best interests of us or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses by us.

Item 21. Exhibits and Financial Statement Schedules

2.1	Agreement and Plan of Merger dated August 30, 2018.*
3.1	Form of Amended and Restated Memorandum of Association and Articles of Association of China Advanced Construction Materials Group, Inc.*
5.1	Legal opinion of Campbells.
8.1	Tax opinion of Hunter Taubman Fischer and Li LLC.
10.1	Form of Indemnification Agreement.*
10.2	Unofficial English translation of Purchase Agreement with Beijing Lianlv Technical Group Ltd.*
21.1	Subsidiaries of China Advanced Construction Materials Group, Inc.*
23.1	Consent of Campbells (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
23.4	Consent of Hunter Taubman Fischer and Li LLC (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1	Form of Proxy Card.*

*	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on September 20, 2018.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By:	/s/ Xianfu Han
Name:	Xianfu Han Chief Executive Officer (Principal Executive Officer)

By:	/s/ Weili He
Name:	Weili He Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Xianfu Han	Chief Executive Officer and Chairman of the Board	September 20, 2018
Xianfu Han

/s/ Weili He	Interim Chief Financial Officer, Vice Chairman of the	September 20, 2018
Weili He	Board, Chief Operating Officer, Chief Accounting Officer

*	Director	September 20, 2018
Tao Jin

*	Director	September 20, 2018
Pei Wei

*	Director	September 20, 2018
Jiehui Fan

*By:	/s/ Xianfu Han
Xianfu Han
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Advanced Construction Materials Group, Inc., has signed this registration statement in the state of New York, U.S., on September 20, 2018.

/s/ Joan Wu
Joan Wu

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated August 30, 2018.*
3.1	Form of Amended and Restated Memorandum of Association and Articles of Association of China Advanced Construction Materials Group, Inc.*
5.1	Legal opinion of Campbells.
8.1	Tax opinion of Hunter Taubman Fischer and Li LLC.
10.1	Form of Indemnification Agreement.*
10.2	Unofficial English translation of Purchase Agreement with Beijing Lianlv Technical Group Ltd.*
21.1	Subsidiaries of China Advanced Construction Materials Group, Inc.*
23.1	Consent of Campbells (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
23.4	Consent of Hunter Taubman Fischer and Li LLC (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1	Form of Proxy Card.*

*	Previously filed